Code of Ethics

Table of Contents

Statement of General Policy	2

Definitions	3

Standards of Business Conduct	4

Prohibition Against Insider Trading	4

Personal Securities Transactions	5

Gifts and Entertainment	5

Protecting the Confidentiality of Client Information	6

Privacy Policy	8

Service as an Officer or Director	8

Compliance Procedures	8

Certification	9

Records	10

Reporting Violations and Sanctions	10

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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by PreserverPartners, LLC (“Preserver”).

This Code establishes rules of conduct for all employees of Preserver and is designed to, among other things govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Preserver and its employees owe a fiduciary duty to Preserver’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure high ethical standards of Preserver. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act both Preserver and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Preserver has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Preserver and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for the Fund where Preserver is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investments are suitable and meet the Fund’s objectives; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Preserver expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Preserver. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Preserver. Employees are urged to seek the advice of Dana Pointer, the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Preserver.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Preserver in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

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Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the fund or its affiliates; or is involved in making securities recommendations to clients that are nonpublic.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Reportable security” includes any common stock, preferred stock, closed end investment company, debt securities, futures contracts and options on futures contracts relating to any stock, bond or index, and any other investment contract or other instrument that is considered a “security” under Section 202(a)(18) of the Advisers Act.

However, the term does not include the following: (i) Direct obligations of the United States Government; (ii) Open-end investment company shares, including money market mutual funds, whether affiliated or non-affiliated; (III) Banker’s acceptances, bank certificate of deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iv) Interests in variable insurance products or variable annuities, whether affiliated or unaffiliated; and (v) In any account in which the adviser or any employee has no direct or indirect influence or control.

•	“Supervised person” means directors, officers and members of Preserver (or other persons occupying a similar status or performing similar functions); employees of Preserver; and any other person who provides advice on behalf of Preserver and is subject to Preserver’s supervision and control.

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Standards of Business Conduct

Preserver places the highest priority on obtaining a reputation of integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals.

Preserver has established and enforced policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Preserver’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

It is unlawful for Preserver or its employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Preserver to stringent penalties.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Preserver and their immediate family members.

General Policy

No supervised person may trade, either personally or on behalf of others while in the possession of material, nonpublic information, nor may any personnel of Preserver communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Dana Pointer.

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2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Personal Securities Transactions

General Policy

Preserver has adopted the following principles governing personal investment activities by Preserver’s supervised persons:

•	Employees are expressly prohibited from transacting in securities owned by the partnership and are discouraged from new purchases of individual securities;

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Preserver has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Preserver’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

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•	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Preserver, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any supervised person who accepts or gives, directly or indirectly, anything of value from or to any person or entity that does business with or on behalf of Preserver must report to the CCO on a quarterly basis details of the gift(s) and its value.

•	Any supervised person who accepts or gives, directly or indirectly, anything of value in excess of $100 per year must obtain consent from the CCO prior to accepting or giving such gift.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Preserver.

•	This gift reporting requirement is for the purpose of helping Preserver monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment management activities of Preserver, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Preserver to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Preserver’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Preserver’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Preserver does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Preserver will require that any financial intermediary, agent or other service provider utilized by Preserver (such as fund administrators, broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Preserver only for the performance of the specific service requested by Preserver;

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•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Preserver, or as otherwise required by any applicable law. In the event Preserver is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Preserver shall disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Preserver, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Preserver’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Preserver, must return all such documents to Preserver.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Preserver enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Preserver’s services to clients;

•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment or file on a daily basis as of the close of each business day;

•	All electronic files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

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Privacy Policy

Preserver will adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information’ includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Preserver has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing Preserver’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the CCO.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly traded company without prior authorization by the CCO based upon a determination that any such board service or officer position would be consistent with the interest of Preserver’s clients. Where board service or an officer position is approved, Preserver shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

Pre-clearance is not required for a supervised person to acquire or dispose of beneficial ownership of a reportable security.

Reporting Requirements

Every supervised person shall provide initial and quarterly personal security transaction reports to the CCO which must contain the information described below.

1. Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report, with respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership, containing the following information:

•	The date of the transaction, security name/description and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

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•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was done;

•	The name of the broker, dealer or bank with or through whom the transaction was done; and

•	The date the report is submitted by the supervised person.

2. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions done for, securities held in, any account over which the person has no direct or indirect influence or control; or

•	Transactions done pursuant to an automatic investment plan.

3. Monitoring and Review of Personal Securities Transactions

The CCO will monitor and review all reports required under the Code for compliance with Preserver’s policies regarding personal securities transactions. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Preserver. Any transactions for any accounts of the CCO will be reviewed and approved by Preserver’s President & CIO. The CCO will identify annually all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to abide by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

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Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm which is or has been in since inception of Preserver;

•	A record of any violation of Preserver’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Preserver;

•	A copy of each personal security transaction report made by supervised person(s); and

•	A list of all persons who are, or within the preceding five years have been, access persons.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to the President & CIO all apparent material violations of the Code.

The Managing Member shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

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CODE OF ETHICS ACKNOWLEDGEMENT

I hereby acknowledge that I have received a copy of Preserver’s most recent Code of Ethics.

I further acknowledge that I have read and understand its contents and my obligations, duties and responsibilities and agree to abide by its terms.

I accept that this acknowledgement forms part of the terms of my employment and that I will also be bound by any further policies and procedures issued from time to time for the purpose of maintaining Preserver’s reputation and integrity.

I also understand that any violation of this Code of Ethics and related policies and procedures may subject me to discipline, including termination.

Signature:

Name:

Date:

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